UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2012

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

211 Mount Airy Road Basking Ridge, New Jersey		07920
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Sales Incentive Program

As reported in Item 9B of the Avaya Inc. (the “Company”) Form 10-K for the fiscal year ended September 30, 2011 filed with the Securities and Exchange Commission, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Avaya Holdings Corp. (“Parent”) approved a plan on December 5, 2011 to provide incentives to certain executive officers, including Thomas G. Mitchell, to continue to grow revenue in fiscal year 2012 (the “2012 Sales Incentive Program”).

Under the terms of the 2012 Sales Incentive Program, the Compensation Committee approved a grant to each program participant of the conditional right to receive a number of restricted stock units, or RSUs, under Parent’s Amended and Restated 2007 Equity Incentive Plan upon the achievement of certain revenue objectives. The number of RSUs that a participant will have the right to receive (subject to vesting requirements and the other terms and conditions of the applicable award agreement) will be determined based upon achievement of both of the following: (i) revenue targets for specific sales territories/divisions/product houses and (ii) an overall revenue target for the Company.

On February 16, 2012, the Compensation Committee approved amendments to the 2012 Sales Incentive Program with respect to all participants to set certain revenue targets and to reduce certain other revenue targets previously established. The action was taken to maintain the objectives and structure of the 2012 Sales Incentive Program in consideration of the current operating plan of record while continuing to incentivize performance. All other terms and conditions of the 2012 Sales Incentive Program remain unchanged.

Cash Retention Award for Mr. Mitchell

On February 16, 2012, the Compensation Committee approved a cash retention award of $250,000 for Mr. Mitchell, which vests and becomes payable in two equal installments on December 31, 2012 and December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: February 22, 2012	By:	/s/ Pamela F. Craven
Name: Pamela F. Craven
Title: Chief Administrative Officer